CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2026, relating to the financial statements and financial highlights of Holbrook Income Fund, Holbrook Structured Income Fund, and Holbrook Total Return Fund, each a series of Two Roads Shared Trust, which are included in Form N-CSR for the year or period ended April 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

August 27, 2026